Exhibit 21

Subsidiaries of Highlands Bankshares, Inc.

Name of Subsidiary                    State of Incorporation
Highlands Union Bank                        Virginia

Subsidiaries of Highlands Union Bank

Name of Subsidiary                    State of Incorporation
Highlands Union Financial Services, Inc.                Virginia
Highlands Union Insurance Services, Inc.                Virginia
Russell Road Properties, LLC                    Virginia